TECHNOLOGY LICENSE AND BINDER PURCHASE AGREEMENT


         THIS TECHNOLOGY LICENSE AND BINDER PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of May 5, 1998 by and between Mountaineer Synfuel, L.L.C., a Delaware limited liability company (the "Licensee"), and Covol Technologies, Inc., a Delaware corporation (the "Licensor").

         WHEREAS Licensor has developed a proprietary process to produce synthetic coal fuel extrusions, pellets, and briquettes (collectively referred to herein as "briquettes") from waste coal dust, coal fines and other coal derivatives, and Licensor is entitled to license the synthetic Coal Briquetting Technology to Licensee;

         WHEREAS Licensor has or will purchase a synthetic fuel manufacturing plant under a binding construction contract with Centerline Engineering Corporation (the "Facility") located near Tallmansville, Upshur County, West Virginia on property owned by Upshur Property, Inc. (the "Project");

         WHEREAS Licensee wishes to obtain and Licensor wishes to grant to Licensee a license for the synthetic Coal Briquetting Technology in connection with the Project on the terms and conditions set forth in this Agreement, and Licensee wishes to obtain and Licensor wishes to sell to Licensee the Proprietary Binder Material (as defined below) manufactured by Licensor for use in the operation of the Project.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee each agree as follows:

         Section 1.  Definitions.

                  "Applicable Percentage" means the Licensor's Earned Royalty rate per MM Btu as set forth in Section 3.3 divided by the amount of Section 29 Tax Credit per MM Btu.

                  "Coal Briquetting Technology" means all intellectual property, patents (including but not limited to United States Patent Numbers 5,599,361; 5,487,764; and 5,453,103) and applications therefor, printed and not printed technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel briquettes from waste coal dust, coal fines and other similar coal derivatives, including all such information in existence as of the date of this Agreement as well as related information later developed by Licensor; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process/method or other binder material or composition developed by Licensor to produce synthetic

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coke briquettes from coke breeze,  iron revert materials,  or any technology for other than the processing and production of synthetic coal fuel briquettes. Nothing in this Agreement is intended to grant to Licensee the right to apply the Coal Briquetting Technology to produce anything other than synthetic coal fuel intended to qualify for tax credits under Section 29(c)(1)(C) of the Internal Revenue Code.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Developed Technology" means any inventions, "Improvement," or new technology that Licensor may conceive, make, invent, or suggest in connection with Licensor's disclosure to Licensee of the Coal Briquetting
Technology, all of which the parties hereto acknowledge and agree constitutes the sole and exclusive property of Licensor. "Developed Technology" also means any inventions, "Improvement," or new technology directly related to the Coal Briquetting Technology that Licensor or Licensee may conceive, make, invent or suggest relating to the Coal Briquetting Technology during the Term of this Agreement. "Improvement" means an alteration or addition to an invention or discovery which enhances, to some extent, performance or economics without changing or destroying a product's, device's, or method's basic identity and essential character. An Improvement may comprise alterations or additions to either patented or unpatented inventions, discoveries, technology, or devices, and may or may not be patentable.

                  "Earned Royalty" has the meaning set forth in Section 3.3.

                  "Effective Date" means the date of this Agreement set forth above.

                  "Facility" has the meaning set forth in the preamble.

                  "Final Determination" has the meaning set forth in Section 3.5(3).

                  "Initial Royalty" has the meaning set forth in Section 3.2.

                  "IRS" means the Internal Revenue Service.

                  "Licensee" has the meaning set forth in the preamble.

                  "Licensor" has the meaning set forth in the preamble.

                  "Maximum Tax Credit Amount at Risk" has the meaning set forth in Section 3.5(4).
                  "Project" has the meaning set forth in the preamble.

                  "Proprietary Binder Material" means and refers to the binder compound necessary for the production, by Licensee, of synthetic coal briquettes as contemplated under the Purchase Agreement and/or the Limited Liability

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Company  Agreement of Licensee and which  briquettes are reasonably  expected to constitute "qualified fuels" pursuant to the terms of Section 29(c)(1)(C) of the Code and with respect to which Section 29 is applicable pursuant to Section
29(f) and 29(g) of the Code. The parties acknowledge and agree that the Proprietary Binder Material is not a staple article of commerce suitable for substantial non-infringing uses, but rather is an integral and inseparable part of the Coal Briquetting Technology and developed technology owned by Licensor.

                  "Royalty" means the Initial Royalty and the Earned Royalty.

                  "Tax Credit" means tax credit for federal income tax purposes pursuant to Section 29 of the Internal Revenue Code, as amended.

         Terms used herein and not defined herein shall have the meanings assigned thereto in the Asset Purchase Agreement of even date herewith between the Licensor and the Licensee.

         Section 2.  License Grant.

                  2.1 General. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, for the full and entire term hereof, a non-exclusive license to use the Coal Briquetting Technology for commercial exploitation (and not for research development purposes), including the non-exclusive right to make, have made or use at the Facility and to sell or otherwise transfer products which have been manufactured with the Coal Briquetting Technology. Licensee hereby accepts the license on the terms hereof and agrees to make and have made products using the Coal Briquetting Technology at the Facility only under this License Agreement. Licensee shall not make or have made products using the Coal Briquetting Technology or similar technology except at the Facility. Licensee shall not have the right to sublicense the Coal Briquetting Technology.

                  2.2 Licensor's Ownership of Developed Technology. Licensee shall have the right and is hereby granted a non-exclusive license to use all Developed Technology and/or Improvements relating to the Coal Briquetting Technology without payment of any additional compensation to Licensor, throughout the Term of this Agreement, subject to the restrictions and limitations in this Section 2. All Developed Technology and/or Improvements shall become Licensor's absolute property. Licensee shall at any time during the Term of this Agreement and thereafter, at Licensor's reasonable request, execute any patent papers covering such Developed Technology and/or Improvements as well as any other documents that Licensor may consider necessary or helpful in the prosecution of applications for a patent thereon or in connection with any litigation or controversy related thereto; provided, however, that all expenses incident to the filing of such applications and the prosecution thereof and the conduct of such litigation shall be borne by Licensor.

                  2.3 Exclusive Technology. Licensee agrees to use only the Coal Briquetting Technology and the Developed Technology at the Facility and not to use any other technology for the production of solid synthetic fuel intended to qualify for tax credits under Section 29(c)(1)(C) of the Code. Licensee further agrees to use the Coal Briquetting Technology only under


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authority of this License  Agreement with  Licensor.  Licensee shall act in good faith to comply with the Exclusive Technology provisions of this Agreement so as to preserve Licensor's ownership of the proprietary Developed Technology.

                  2.4 Non-licensed Technology. Licensor retains the absolute right to fully exploit its proprietary technology and processes, including but not limited to the application of such technology embodied in the Coal
Briquetting Technology together with any improvements thereto, to produce, market and use synthetic coke briquettes from coke breeze, iron revert materials, and any other materials to which Licensor's technology can be applied.

                  2.5 Confidentiality. Each of the parties hereby agree to maintain the Coal Briquetting Technology confidential and not to disclose the Coal Briquetting Technology, or any aspect thereof, or the Developed Technology or Improvements, or any aspect thereof (collectively, the "Confidential Information"). Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives, (ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), or (iv) a party is compelled by legal process by any court or other authority to disclose shall not be subject to the terms of this Section 1.5. In the case of
(iv) above, the compelled party shall give the other party prompt written notice of such legal process in order that an appropriate protective order can be sought and each party agrees not to oppose the other party's efforts to prevent the disclosure of Confidential Information. At the termination of this Agreement, all copies of any Confidential Information (including without limitation any reports or memoranda) shall be returned by the party receiving disclosure.

                  2.6 Know-How and Assistance. To enable Licensee to benefit fully from the license of the Coal Briquetting Technology, Licensor shall provide access to all relevant documentation, drawings, engineering specifications and other know-how in its possession, reasonable access to its employees or agents who are familiar with the Coal Briquetting Technology,
Developed Technology, and Improvements and shall provide such technical assistance and training as is reasonably requested by Licensee relevant to the provisions of this Agreement. Licensee shall reimburse the Licensor the travel and other similar out-of-pocket expenses of Licensor in performing services under this section; provided however, that Licensee shall obtain the prior approval of Licensee for any expenditures in excess of $5,000.

         Section 3.  License Fee and Royalty.

                  3.1 License Fee. Licensee shall pay the Initial Royalty and Earned Royalty as a license fee to Licensor.

                  3.2 Initial Royalty. Upon the execution of this Agreement, Licensee shall pay * dollars ($*) to Licensor in immediately available funds (the "Initial Royalty") as an initial

            * Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request. The omitted information has been filed separately with the Securities and Exchange Commission.


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royalty  payment.  Licensor  shall  thereupon  lend such amount to Licensee as a working capital loan, such loan to be repaid out of cash available after payment of operating expenses on the basis set forth for subordinated payments of Earned Royalty under Section 3.3.

                  3.3      Earned Royalty.

                           (a)  Licensee shall be  obligated to  pay to Licensor
quarterly earned royalty payments ("Earned Royalty") which shall be due and payable on each Quarterly Payment Date and on the Final Adjustment Date (subject to Section 3.4). With respect to each Calendar Quarter, the Earned Royalty due on the Quarterly Payment Date immediately following such Calendar Quarter shall be an amount equal to the sum of (i) * % of the aggregate Estimated Tax Credits generated by the Project during such Calendar Quarter and (ii) with respect to the Earned Royalty due on any Adjustment Date, plus or minus *. Notwithstanding the foregoing, the Licensor agrees that the Licensee shall not have any obligation to make any Quarterly Payments of Earned Royalty unless and until the date the conditions set forth in Section 3.1(g) in the Company Agreement have been satisfied or waived. The final Earned Royalty shall be due on the Final Adjustment Date and shall be in the amount of the Final Adjustment Amount if such Final Adjustment Amount is a positive amount.

                           (b)  The  Manager  of  Licensee   shall  prepare  its
calculation of the Estimated Tax Credits and the Earned Royalty for each Calendar Quarter at the same time that the Manager prepares its calculation of the amount of the Quarterly Contribution as provided in Section 3.1(e) of the Company Agreement and shall submit a report showing the determination of the Earned Royalty to the Licensor at the same time as the Manager submits the report described in Section 3.1(f) of the Company Agreement to the Members' Accountant for review.

                           (c)  If  the   Licensor  objects  to   the  Manager's
calculation of any Earned Royalty, the Licensor shall notify the Purchaser within two weeks after the Purchaser has submitted the report to the Licensor. If the Licensor disputes the Purchaser's calculations, the Purchaser shall, in good faith, consider the issues raised or in dispute and discuss such issues with the Licensor and attempt to reach a mutually satisfactory agreement, taking into account as well, any issues raised by the Members' Accountant and if such dispute is promptly resolved, the adjusted amount agreed upon shall be the Earned Royalty due. If the dispute is not promptly resolved, the Purchaser shall pay, on the Quarterly Payment Date, the amount not in dispute. Thereafter, the Licensor, the Manager and the Members' Accountant shall promptly select an independent entity qualified and knowledgeable in the area who shall be instructed to resolve the dispute promptly and, upon resolution of the dispute, if it is determined that additional Quarterly Contributions are due from the Members, the corresponding additional amount shall be paid to the Licensor within ten days of the date of such determination, together with interest thereon from the date sixty days after the relevant Quarterly Payment Date, at the rate of 6% per annum.

            * Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request. The omitted information has been filed separately with the Securities and Exchange Commission.

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                  3.4      Payment Terms.

                           (a)  The  Earned   Royalty  with  respect   to   each
Calendar Quarter shall be due to the Licensor not later than five days after the Quarterly Contribution for such Calendar Quarter is due to the Purchaser from the Members under the terms of Section 3.1(f) of the Company Agreement. Such due date for Earned Royalty, being the date which is five days after the Quarterly Contribution Date, is herein referred to as the "Quarterly Payment Date.

                           (b) *.

                  3.5      Tax Event.  (1) *:

                           (i) *

                           (ii) *.

         (2)      For purposes of this Agreement, "Tax Event'"means *.

         (3) For purposes of this Agreement, "Final Determination" means, with respect to Tax Credits related to the Licensee,

                  (i) unless an adjustment is proposed with respect to any such Tax Credits, the expiration of the applicable statute of limitations;

                  (ii) unless an administrative appeal or a judicial proceeding is initiated by the Licensee or the affected Member, the date ninety days after the issuance of a notice of deficiency;

                  (iii) unless judicial proceedings are initiated by the Licensee or the affected Member, a final decision with respect to the proposed adjustment by an IRS appeals officer, as evidenced by the issuance of a 90-day letter, 870-AD or like notice and the expiration of the period for initiating judicial proceedings;

                  (iv) unless appealed by the Licensee or the affected Member, a final decision with respect to the proposed adjustment by the United States Tax Court, Court of Federal Claims or the appropriate Federal District Court and the expiration of the period for filing an appeal of such decision;

                  (v) a final decision of a United States Court of Appeals with respect to the proposed adjustment, unless a petition for certiorari to the United States Supreme Court has been applied for and is pending or has been granted with respect to such decision;

                  (vi) denial of certiorari by, or final decision of, the United States Supreme Court; or

            * Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request. The omitted information has been filed separately with the Securities and Exchange Commission.

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

                  (vii) the settlement of a proposed adjustment as evidence by a closing agreement.

                  (4) For purposes of this Agreement, "Maximum Tax Credit Amount at Risk" means the amount reasonably determined by any affected Member to be potentially subject to disallowance by the Internal Revenue Service following a Tax Event, plus interest and substantial understatement penalties, which amount shall not exceed the product of (x) and sum of (I) the Tax Credits claimed by such Member with respect to the operations of the Licensee for all open tax years (so long as such claims are consistent with the applicable final tax return of the Licensee as to any such tax year), it being understood that such amount is not limited to amounts directly implicated by the Tax Event (since an audit of one issue related to Tax Credits could result in a disallowance of other such discovered later), plus (II) any interest and penalties payable by such affected Member (to the extent attributable to Tax Credits arising from the Licensee, multiplied by (y) the Applicable Percentage.

                  (5) Each of the Licensor and the Licensee agrees that, after obtaining knowledge thereof and subject to restrictions or limitations that may exist under confidentiality agreements with other licensees, it will give prompt notice of any matter that is or could become a Tax Event or that the IRS has commenced an examination of any other synthetic fuel production project utilizing the proprietary process licensed under this Agreement, and the parties as promptly thereafter as practicable shall meet to discuss in good faith whether a Tax Event in fact exists or will likely occur and the consequences thereof.

         Section 4.  Sales of Binder.

                  4.1 Sale and Purchase. Licensor shall sell to Licensee, and Licensee shall purchase from Licensor, Licensee's requirements of Proprietary Binder Material required to operate the Project. Licensor shall deliver the Proprietary Binder Material at such times and in such amounts as requested by Licensee. Licensor shall invoice Licensee for Proprietary Binder Material monthly. Payments for Proprietary Binder Material delivered by Licensor during any calendar month shall be due and payable to Licensor on the tenth Business Day of the immediately succeeding month. Payments after the applicable due dates shall accrue interest at the rate of one percent per month.

                  4.2 Price. The price which Licensee shall pay for the Proprietary Binder Material delivered by Licensor shall be an amount equal to
(i) Licensor's direct and actual costs (including, but not limited to material, labor, and transportation costs) and a percentage of the total overhead costs of Licensor reasonably reflecting the ratio of the administrative costs incurred in connection with the manufacture and sale of the Proprietary Binder Material, plus (ii) * ($ * ) per ton of synthetic fuel product (based upon 2% binder).

                  4.3 Representations and Warranties. Licensor represents, warrants and covenants as follows:

            * Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request. The omitted information has been filed separately with the Securities and Exchange Commission.


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




                  (a)  Licensor  shall  convey  to  Licensee  good  title to all
         Proprietary Binder Material purchased by Licensee from Licensor hereunder, free and clear of any and all liens, claims and encumbrances of any type whatsoever.

                  (b) All  Proprietary  Binder  Material  shall be  delivered in
         compliance  with  applicable   environmental   laws  and   governmental
         regulations.

                  (c) At Licensee's reasonable request, Licensor shall replace, or refund the purchase of, all non-conforming Proprietary Binder Material.

                  (d) There will be available at the Facility from time to time as reasonably requested by Licensee sufficient quantities of the Proprietary Binder Material to supply the requirements of the Licensee for the production of up to 480,000 tons of Product per year from the date hereof until at least December 31, 2007.

                  (e) The  Proprietary  Binder Material may be produced from the
         ETG-400 mix of monomers; other monomers may be substituted in such mix, to produce Proprietary Binder Material that will achieve the same reaction and resulting polymerization pursuant to Licensor's patented Coal Briquetting Technology, that will achieve the same significant chemical change, and that will result in an end product chemically indistinguishable other than for trace substances that have an immaterial effect on the net change, in each case compared to an end product that is produced using the Proprietary Binder Material incorporating the ETG-400 formula. Prior to and as a condition to substituting other monomers for ETG-400, the Licensor will provide to the Licensee a written report of Craig N. Eatough, Ph.D., or another third party fuels expert reasonably acceptable to the Licensor and Licensee to the effect that (in such third party's professional judgment) the monomers so to be substituted will achieve the results set forth in the first sentence of this Section 4.3(e).

                  4.4 Order Procedure. Licensee shall deliver all purchase orders for Proprietary Binder Materials at least thirty (30) days in advance of the first day of the month in which delivery of such Proprietary Binder Material is required under such purchase order, and all such purchase orders received by Licensor during the term of this Agreement shall be deemed to have been accepted by Licensor. (For example, Licensee shall deliver a purchase order for December delivery by no later than November 1st). Each such purchase order shall be delivered either (i) in writing (including by fax), or (ii) orally by telephone by an authorized agent of Licensee (subject to the condition that it is followed by a written purchase order within 24 hours). Such purchase orders shall be sent to Licensor at such address as Licensor shall direct.

                  4.5 Delivery and Acceptance. All Proprietary Binder Material purchased hereunder shall be delivered F.O.B. the Facility. Licensor shall arrange for any necessary transportation of the Proprietary Binder Material to the Facility. Licensee shall bear the expense of unloading of Proprietary Binder Material from the trucks. Licensee shall have a reasonable opportunity to sample Proprietary Binder Material delivered to it hereunder to confirm that such Proprietary Binder Material conforms to the terms and requirements hereof, and Licensee shall not be deemed or required to accept any such Proprietary Binder Material prior to the completion of such sampling.

                  4.6 Delivery Of Binder Material. If Licensor's ability to deliver the Proprietary Binder Material to Licensee will be interrupted or terminated for any reason, Licensor shall give not less than ninety (90) days notice to Licensee. Subject to giving notice of its inability to deliver the Proprietary Binder Material to Licensee (or, in the absence of such notice, the actual failure to deliver the Proprietary Binder Material for at least twenty days after Licensee gives written notice of non-delivery to Licensor), Licensor hereby grants to Licensee a nonexclusive license for the term of this Agreement (or such shorter period as provided in the proviso hereto) to use the technology used to manufacture the Proprietary Binder Material to manufacture the Proprietary Binder Material in sufficient quantities to operate the Facility to full capacity, and such technology shall be deemed "Coal Briquetting Technology" for the purposes of this Agreement; provided, however, that the license granted to Licensee under this Section shall cease (subject to reinstatement upon the reoccurrence of the events contemplated above) and sales of Proprietary Binder Material under the terms of this Agreement shall be reinstated, in each case, on a date not less than ninety (90) days after Licensor gives notice to Licensee, together with evidence reasonably satisfactory to Licensee that Licensor is able to deliver the Proprietary Binder Material in accordance with this Agreement. No additional fee or royalty shall be payable to Licensor in connection with the license granted pursuant to this Section and Licensee shall be responsible for its own direct out-of-pocket operating costs incurred in connection with the production of Proprietary Binder Material pursuant to this Section. Licensor will deliver to a safety deposit box maintained by Licensor at the Bank of American Fork, Highland Branch, with a mutually agreed upon trustee, a written copy of the formula used by Licensor to manufacture the proprietary binder material and any Improvements thereon. Such trustee shall agree to provide the formula to Licensee upon Licensee's certifying to the trustee that Licensee has a right of access to such formula pursuant to this Section 4.6 because Licensor's ability to deliver the Proprietary Binder Material to Licensee has been interrupted or terminated.

         Section 5. Records; Inspection; Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this
Section 5.

         Section 6.  Enforcement   Of   Proprietary   Rights.    Licensee  shall
cooperate in good faith, with Licensor's efforts to enforce its proprietary patent and trade secret rights.

         Section 7.  Representations and Warranties.



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                  7.1  Authority.  Each of Licensee and Licensor  represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

                  7.2 No Consent. Each of Licensee and Licensor represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

                  7.3 Intellectual Property Matters. Licensor represents and warrants to its best knowledge and good faith belief that it (i) owns, free and clear of all liens and encumbrances, intellectual property, patents (including but not limited to United States Patent Numbers 5,599,361; 5,487,764; and 5,453,103) and applications therefor, printed and not printed technical data, know-how, trade secrets, copyrights and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel briquettes from waste coal dust, coal fines and other similar coal derivatives, and, the right to freely make use, sell and exploit Proprietary Binder Material used in manufacturing synthetic coal fuel briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to Licensee the licenses granted herein, (iii) has not made and will not make any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the rights, Proprietary Binder Material and/or licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights.

                  7.4 Indemnification. Each party agrees to indemnify, defend and hold harmless the other party and its partners, directors, officers, members, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach of any of the representations, warranties and/or covenants contained in this Agreement.

         Section 8. Term. The Term of this Agreement is (a) for the period commencing on the effective date of this Agreement and ending on January 1, 2008 (or, if later, the last day on which sales of synthetic fuel can generate Tax Credits); or (b) for the full life of the last U.S. Patents to expire which disclose and claim Covol's proprietary Coal Technology, defined below, whichever date is earlier. Any extension of this Agreement must be in writing, signed by both parties.


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         Section 9. Waiver.  The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 10. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 11. Notices. All notices required or authorized by this Agreement shall be effective upon receipt and given to the parties in writing by fax, mail, or courier as follows:

         To Licensor:      Covol Technologies, Inc.
                           3280 North Frontage Road
                           Lehi, UT 84043
                           Fax:  (801) 768-4483
                           Attention:  President

         To Licensee:      Mountaineer Synfuel, L.L.C.
                           c/o Covol Technologies, Inc.
                           3280 North Frontage Road
                           Lehi, UT  84043
                           Fax:  (801) 768-4483
                           Attention:  President

         Section 12. Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

         Section 13. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein. This Agreement supersedes any and all prior communications, representations, or agreements, verbal or written, between the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section 14. Governing Law. This Agreement shall be governed in accordance with the laws of the State of Utah, exclusive of its conflict of laws rules.

         Section 15. Assignment. This Agreement may not be assigned, in whole or in part, by any party without the written consent of the other party, which consent shall not be unreasonably withheld



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         Executed by the duly  authorized  representative  of the parties on the date and year first above written.


COVOL TECHNOLOGIES, INC.             MOUNTAINEER SYNFUEL, L.L.C.

                                     By:  COVOL TECHNOLOGIES, INC.


By:    /s/ Stanley M. Kimball        By:    /s/ Brent M. Cook
       Name: Stanley M. Kimball             Name: Brent M. Cook
       Title:    CFO                        Title:    President






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